For further information:         TRADED: NYSE (IEX)                            EX99.1
Investor Contact:
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

WEDNESDAY, FEBRUARY 3, 2021

IDEX REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

NORTHBROOK, IL, FEBRUARY 3 - IDEX Corporation (NYSE: IEX) today announced its financial results for the quarter and year ended December 31, 2020.

2020 Highlights
•Full year EPS of $4.94; adjusted EPS of $5.19
•Full year cash from operations of $569 million, up 8 percent, resulting in record full year free cash flow of $518 million, up 9 percent
•Record fourth quarter orders of $679 million were up 10 percent overall and 7 percent organically
•Fourth quarter EPS of $1.32; adjusted EPS of $1.37
•Announced the acquisition of Abel Pumps, L.P. and certain of its affiliates in January 2021

Full Year 2020

Orders of $2.4 billion were down 3 percent compared with the prior year (-4 percent organic and +1 percent acquisition).

Sales of $2.4 billion were down 6 percent compared with the prior year (-9 percent organic and +3 percent acquisition).
Gross margin of 43.7 percent was down 140 basis points compared with the prior year as a result of lower volume and business mix, partially offset by price capture. Excluding a $4.1 million pre-tax fair value inventory step-up charge related to the Flow MD acquisition, adjusted gross margin of 43.9 percent was down 130 basis points compared with the adjusted prior year.

Operating income of $520.7 million resulted in an operating margin of 22.1 percent, down 110 basis points from the prior year primarily due to lower volume and business mix, partially offset by price capture and cost savings in the current year as well as higher asset impairments in the prior year. Excluding the $4.1 million pre-tax fair value inventory step-up charge and $11.8 million of restructuring expenses and asset impairments, adjusted operating income was $536.6 million with an adjusted operating margin of 22.8 percent, down 140 basis points from the adjusted prior year. Adjusted operating income drove adjusted EBITDA of $622.9 million which was 27 percent of sales and covered interest expense by almost 14 times.

Provision for income taxes of $92.6 million resulted in an effective tax rate (ETR) of 19.7 percent, which was lower than the prior year ETR of 20.2 percent primarily due to benefits associated with the finalization of the Global Intangible Low-Tax Income ("GILTI") regulations in the third quarter of 2020.

Net income was $377.8 million which resulted in EPS of $4.94, down 62 cents, or 11 percent, from the prior year EPS. Excluding the $3.2 million fair value inventory step-up charge, the $6.5 million loss on early debt redemption, and $9.1 million of restructuring expenses and asset impairments, all net of related tax benefits, adjusted EPS of $5.19 decreased 61 cents, or 11 percent, from the prior year adjusted EPS.

Cash from operations of $569.3 million was up 8 percent from the prior year and was 151 percent of net income primarily due to working capital improvements, partially offset by lower earnings. Cash from operations led to free cash flow of $517.7 million, which was up 9 percent from the prior year and was 131 percent of adjusted net income.
The Company repurchased 876 thousand shares of common stock for $110.3 million in 2020.

Fourth Quarter 2020

Orders of $678.6 million were up 10 percent compared with the prior year period (+7 percent organic, +1 percent acquisition and +2 percent foreign currency translation).

Sales of $614.8 million were up 2 percent compared with the prior year period (-1 percent organic, +1 percent acquisition and +2 percent foreign currency translation).
Gross margin of 43.8 percent was down 20 basis points compared with the prior year period primarily due to lower volume and business mix, partially offset by price capture.

Operating income of $139.0 million resulted in an operating margin of 22.6 percent, up 50 basis points compared to the prior year period due to price capture and cost savings, partially offset by lower volume and business mix. Excluding $5.0 million of restructuring expenses and asset impairments, adjusted operating income was $144.0 million with an adjusted operating margin of 23.4 percent, up 10 basis points compared to the adjusted prior year period. Adjusted operating income drove adjusted EBITDA of $167.2 million which was 27 percent of sales and covered interest expense by over 15 times.

Provision for income taxes of $28.8 million resulted in an ETR of 22.2 percent, which was higher than the prior year period ETR of 20.6 percent primarily due to the revaluation of foreign deferred income tax balances necessitated by changes in foreign tax rates.

Net income was $101.1 million which resulted in EPS of $1.32, up 6 cents, or 5 percent, from the prior year period EPS. Excluding restructuring expenses and asset impairments, adjusted EPS of $1.37 increased 4 cents, or 3 percent, from the prior year period adjusted EPS.

Cash from operations of $161.4 million was up 7 percent from the prior year period and was 160 percent of net income. Cash from operations led to free cash flow of $149.3 million, which was up 9 percent compared to the prior year period and was 142 percent of adjusted net income.

“I want to thank the entire IDEX team for their perseverance and performance throughout the pandemic in 2020. With our focus on workplace safety, business continuity, liquidity and playing offense opportunistically, we were able to deliver for our shareholders, customers and employees in 2020. I am honored to be the leader of this outstanding global organization.

Full year organic orders and sales were down 4 and 9 percent, respectively. Adjusted EPS of $5.19 was only down 11 percent from the adjusted prior year due to our proactive restructuring actions and tight control of discretionary costs. Record free cash flow of $518 million in 2020, which was 9% higher than prior year, is a testament to the financial durability of our business.

Our business continued to advance in the fourth quarter, with most end markets improving and all three segments experiencing positive organic order growth. Fourth quarter organic orders increased 7 percent, while organic sales were only down 1 percent. Record fourth quarter orders of $679 million increased year-end backlog by $64 million. Adjusted EPS of $1.37 was 3 percent higher compared to the adjusted prior year period while free cash flow of $149 million was 9 percent higher than the prior year period.

Last month we announced a definitive agreement to acquire Abel Pumps L.P., which will be an excellent complement to our existing pump platform within the Fluid & Metering Technologies (FMT) segment. The M&A opportunity funnel continues to improve and we are fully committed to putting our strong balance sheet to work through focused resource deployment and process optimization. We continue to invest in our best targeted organic growth opportunities. We increased capital investment in 2020, maintaining our commitment to the company’s long-term health, while managing implications of the pandemic.

Based on our strong orders in the fourth quarter and sustained sequential improvement, we expect our end markets will continue to improve in 2021. We are projecting 6 to 8 percent organic sales growth for the full year 2021, with a 2 to 4 percent organic sales increase in the first quarter. Full year 2021 EPS is projected to be $5.65 to $5.95, with first quarter EPS of $1.38 to $1.42.”

Eric D. Ashleman
Chief Executive Officer and President

Fourth Quarter 2020 Segment Highlights

Fluid & Metering Technologies
•Sales of $229.6 million reflected a 1 percent increase compared to the fourth quarter of 2019 (-4 percent organic, +3 percent acquisition and +2 percent foreign currency translation).
•Operating income of $58.9 million resulted in an operating margin of 25.7 percent, a 150 basis point decrease compared to the prior year period primarily due to lower volume, business mix, higher restructuring expenses and asset impairments and the dilutive impact on margins from the Flow MD acquisition, partially offset by price capture and cost savings. Excluding $3.1 million of restructuring expenses and asset impairments, adjusted operating income was $62.0 million with an adjusted operating margin of 27.0 percent, a 100 basis point decrease compared to the adjusted prior year period.
•EBITDA of $66.3 million resulted in an EBITDA margin of 28.9 percent. Excluding $3.1 million of restructuring expenses and asset impairments, adjusted EBITDA of $69.4 million resulted in an adjusted EBITDA margin of 30.2 percent, a 30 basis point decrease compared to the adjusted prior year period.

Health & Science Technologies
•Sales of $235.9 million reflected a 4 percent increase compared to the fourth quarter of 2019 (+2 percent organic and +2 percent foreign currency translation).
•Operating income of $55.8 million resulted in an operating margin of 23.7 percent, a 210 basis point increase compared to the prior year period primarily due to price capture, higher volume and cost savings in the current year period as well as the asset impairments in the prior year period. Excluding $0.6 million of restructuring expenses and asset impairments, adjusted operating income was $56.4 million with an adjusted operating margin of 23.9 percent, a 110 basis point increase compared to the adjusted prior year period.
•EBITDA of $66.7 million resulted in an EBITDA margin of 28.3 percent. Excluding $0.6 million of restructuring expenses and asset impairments, adjusted EBITDA of $67.3 million resulted in an adjusted EBITDA margin of 28.5 percent, a 150 basis point increase compared to the adjusted prior year period.

Fire & Safety/Diversified Products
•Sales of $150.6 million reflected a 1 percent decrease compared to the fourth quarter of 2019 (-3 percent organic and +2 percent foreign currency translation).
•Operating income of $40.2 million resulted in an operating margin of 26.7 percent, an 80 basis point increase compared to the prior year period primarily due to price capture and cost savings, partially offset by lower volume. Excluding $0.6 million of restructuring expenses and asset impairments, adjusted operating income was $40.8 million with an adjusted operating margin of 27.1 percent, a 90 basis point increase compared to the adjusted prior year period.
•EBITDA of $43.8 million resulted in an EBITDA margin of 29.1 percent. Excluding $0.6 million of restructuring expenses and asset impairments, adjusted EBITDA of $44.4 million resulted in an adjusted EBITDA margin of 29.5 percent, a 130 basis point increase compared to the adjusted prior year period.

For the fourth quarter of 2020, Fluid & Metering Technologies contributed 37 percent of sales, 38 percent of operating income and 37 percent of EBITDA; Health & Science Technologies accounted for 38 percent of sales, 36 percent of operating income and 38 percent of EBITDA; and Fire & Safety/Diversified Products represented 25 percent of sales, 26 percent of operating income and 25 percent of EBITDA.

Corporate Costs
Corporate costs decreased to $63.9 million in 2020 compared to $69.2 million in 2019 as a result of lower discretionary spending and lower stock compensation costs due to the departure of our former Chief Executive Officer, partially offset by increased funding of the IDEX Foundation and higher acquisition costs.

Corporate costs increased to $15.3 million in the fourth quarter of 2020 from $14.2 million in the fourth quarter of 2019 primarily as a result of higher variable compensation costs, higher acquisition costs and increased funding of the IDEX Foundation, partially offset by lower stock compensation costs due to the departure of our former Chief Executive Officer.

Acquisition
On January 8, 2021, the Company entered into a definitive agreement to acquire Abel Pumps, L.P. and certain of its affiliates (ABEL) for cash consideration of $103.5 million. ABEL is based in Büchen, Germany, with sales and service locations in Madrid, Spain and Pittsburgh, Pennsylvania. ABEL designs and manufactures highly engineered reciprocating positive displacement pumps for a variety of end markets, including mining, marine, power, water, wastewater and other general industries. With annual sales of approximately $34 million, ABEL will be part of our Pumps platform within the Fluid and Metering Technologies segment. The Company expects to close the transaction by the end of the first quarter 2021 subject to regulatory approval and customary closing conditions.

Restructuring Expenses and Asset Impairments
The Company recorded $5.0 million and $11.8 million of restructuring expenses and asset impairments in the fourth quarter and full year 2020, respectively, to facilitate long-term, sustainable growth through cost reduction actions, primarily consisting of employee reductions, facility rationalization and impairment charges. The fourth quarter and full year 2020 included $3.1 million of impairment charges primarily related to the consolidation of certain facilities in the Fluid & Metering Technologies segment.

COVID-19 Impact
The Company has adapted to help in the fight against COVID-19 with several of our businesses pivoting to support many products that are being used in the fight against COVID-19. Safety is our top priority and we have implemented protocols at all of our facilities, including temperature taking, social distancing, enhanced cleaning and face coverings. These measures have enabled successful business continuity, allowing our facilities to remain in operation with only temporary shutdowns at the initial onset of the COVID-19 pandemic. Although we have remained in operation throughout the pandemic, satisfying customer needs in part through our focus on the development and manufacturing of products used in the fight against COVID-19, the pandemic and the enacted containment measures have adversely affected our business and results of operations. From the onset of the pandemic through the second quarter of 2020, our customers purchased less product than they have historically purchased; however, beginning in the third quarter and continuing through the fourth quarter of 2020 we began to see improvement in our end markets and we expect our end markets to continue to normalize to historical levels through 2021. Additionally, IDEX has implemented cost reduction actions, including employee reductions and facility consolidations, and continues to maintain a tight cost control environment. Moreover, COVID-19 and related measures to contain its impact have caused material disruptions in both national and global financial markets and economies. The continuing impact of COVID-19 and the enacted containment measures cannot be predicted and may continue to adversely affect, perhaps materially, our business, results of operations, financial condition and liquidity.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics. Management believes these non-U.S. GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, such as restructuring expenses and asset impairments, fair value inventory step-up charges and the loss on early debt redemption. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture and the impact of foreign currency translation.
•Adjusted gross profit is calculated as gross profit plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by net sales.
•Adjusted operating income is calculated as operating income plus fair value inventory step-up charges plus restructuring expenses and asset impairments.
•Adjusted operating margin is calculated as adjusted operating income divided by net sales.
•Adjusted net income is calculated as net income plus fair value inventory step-up charges plus restructuring expenses and asset impairments plus the loss on early debt redemption, net of the statutory tax expense or benefit.
•Adjusted EPS is calculated as adjusted net income divided by the diluted weighted average shares outstanding.
•EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconcile EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.
•Adjusted EBITDA is calculated as EBITDA plus fair value inventory step-up charges plus restructuring expenses and asset impairments plus the loss on early debt redemption.
•Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales.
•Free cash flow is calculated as cash flow from operating activities less capital expenditures

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	For the Quarter Ended December 31, 2020				For the Year Ended December 31, 2020
	FMT	HST	FSDP	IDEX	FMT	HST	FSDP	IDEX
Change in net sales	1%	4%	(1%)	2%	(6%)	(2%)	(10%)	(6%)
- Net impact from acquisitions	3%	—%	—%	1%	6%	2%	—%	3%
- Impact from FX	2%	2%	2%	2%	—%	—%	1%	—%
Change in organic net sales	(4%)	2%	(3%)	(1%)	(12%)	(4%)	(11%)	(9%)

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Margin (dollars in thousands)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Gross profit	$269,168	$266,885	$1,027,424	$1,125,034
+ Fair value inventory step-up charge	—	—	4,107	3,340
Adjusted gross profit	$269,168	$266,885	$1,031,531	$1,128,374

Net sales	$614,822	$605,997	$2,351,646	$2,494,573

Gross margin	43.8%	44.0%	43.7%	45.1%
Adjusted gross margin	43.8%	44.0%	43.9%	45.2%

Table 3: Reconciliations of Reported-to-Adjusted Operating Income and Margin (dollars in thousands)

	For the Quarter Ended December 31,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$58,900	$55,794	$40,214	$(15,943)	$138,965	$61,763	$49,113	$39,349	$(16,052)	$134,173
+ Restructuring expenses and asset impairments	3,147	580	634	657	5,018	1,949	2,723	441	1,849	6,962
Adjusted operating income (loss)	$62,047	$56,374	$40,848	$(15,286)	$143,983	$63,712	$51,836	$39,790	$(14,203)	$141,135

Net sales (eliminations)	$229,584	$235,857	$150,555	$(1,174)	$614,822	$227,456	$227,293	$152,025	$(777)	$605,997

Reported operating margin	25.7%	23.7%	26.7%	n/m	22.6%	27.2%	21.6%	25.9%	n/m	22.1%
Adjusted operating margin	27.0%	23.9%	27.1%	n/m	23.4%	28.0%	22.8%	26.2%	n/m	23.3%

	For the Year Ended December 31,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$235,011	$206,356	$144,191	$(64,845)	$520,713	$285,256	$200,200	$165,258	$(71,711)	$579,003
+ Restructuring expenses and asset impairments	5,580	2,742	2,524	930	11,776	2,879	14,249	1,364	2,552	21,044
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	3,340	—	—	3,340
Adjusted operating income (loss)	$244,698	$209,098	$146,715	$(63,915)	$536,596	$288,135	$217,789	$166,622	$(69,159)	$603,387

Net sales (eliminations)	$896,304	$895,962	$562,851	$(3,471)	$2,351,646	$957,028	$914,446	$626,770	$(3,671)	$2,494,573

Reported operating margin	26.2%	23.0%	25.6%	n/m	22.1%	29.8%	21.9%	26.4%	n/m	23.2%
Adjusted operating margin	27.3%	23.3%	26.1%	n/m	22.8%	30.1%	23.8%	26.6%	n/m	24.2%

Table 4: Reconciliations of Reported-to-Adjusted Net Income and EPS (in thousands, except EPS)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Reported net income	$101,068	$96,850	$377,778	$425,521
+ Restructuring expenses and asset impairments	5,018	6,962	11,776	21,044
+ Tax impact on restructuring expenses and asset impairments	(1,182)	(1,630)	(2,722)	(4,966)
+ Fair value inventory step-up charge	—	—	4,107	3,340
+ Tax impact on fair value inventory step-up charge	—	—	(932)	(735)
+ Loss on early debt redemption	—	—	8,421	—
+ Tax impact on loss on early debt redemption	—	—	(1,912)	—
Adjusted net income	$104,904	$102,182	$396,516	$444,204

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Reported EPS	$1.32	$1.26	$4.94	$5.56
+ Restructuring expenses and asset impairments	0.06	0.09	0.15	0.28
+ Tax impact on restructuring expenses and asset impairments	(0.01)	(0.02)	(0.03)	(0.07)
+ Fair value inventory step-up charge	—	—	0.05	0.04
+ Tax impact on fair value inventory step-up charge	—	—	(0.01)	(0.01)
+ Loss on early debt redemption	—	—	0.11	—
+ Tax impact on loss on early debt redemption	—	—	(0.02)	—
Adjusted EPS	$1.37	$1.33	$5.19	$5.80

Diluted weighted average common shares outstanding	76,367	76,570	76,400	76,454

Table 5: Reconciliations of EBITDA to Net Income (dollars in thousands)

	For the Quarter Ended December 31,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$58,900	$55,794	$40,214	$(15,943)	$138,965	$61,763	$49,113	$39,349	$(16,052)	$134,173
- Other (income) expense - net	(819)	64	251	(1,190)	(1,694)	(137)	805	498	(108)	1,058
+ Depreciation and amortization	6,569	10,972	3,807	173	21,521	5,499	10,283	3,588	160	19,530
EBITDA	66,288	66,702	43,770	(14,580)	162,180	67,399	58,591	42,439	(15,784)	152,645
- Interest expense					10,788					11,079
- Provision for income taxes					28,803					25,186
- Depreciation and amortization					21,521					19,530
Reported net income					$101,068					$96,850

Net sales (eliminations)	$229,584	$235,857	$150,555	$(1,174)	$614,822	$227,456	$227,293	$152,025	$(777)	$605,997

Reported operating margin	25.7%	23.7%	26.7%	n/m	22.6%	27.2%	21.6%	25.9%	n/m	22.1%
EBITDA margin	28.9%	28.3%	29.1%	n/m	26.4%	29.6%	25.8%	27.9%	n/m	25.2%

	For the Year Ended December 31,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$235,011	$206,356	$144,191	$(64,845)	$520,713	$285,256	$200,200	$165,258	$(71,711)	$579,003
- Other (income) expense - net	(854)	(27)	399	6,109	5,627	475	2,441	771	(1,928)	1,759
+ Depreciation and amortization	25,939	41,778	15,216	562	83,495	22,152	39,721	14,333	670	76,876
EBITDA	261,804	248,161	159,008	(70,392)	598,581	306,933	237,480	178,820	(69,113)	654,120
- Interest expense					44,746					44,341
- Provision for income taxes					92,562					107,382
- Depreciation and amortization					83,495					76,876
Reported net income					$377,778					$425,521

Net sales (eliminations)	$896,304	$895,962	$562,851	$(3,471)	$2,351,646	$957,028	$914,446	$626,770	$(3,671)	$2,494,573

Reported operating margin	26.2%	23.0%	25.6%	n/m	22.1%	29.8%	21.9%	26.4%	n/m	23.2%
EBITDA margin	29.2%	27.7%	28.3%	n/m	25.5%	32.1%	26.0%	28.5%	n/m	26.2%

Table 6: Reconciliations of EBITDA to Adjusted EBITDA (dollars in thousands)

	For the Quarter Ended December 31,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA(1)	$66,288	$66,702	$43,770	$(14,580)	$162,180	$67,399	$58,591	$42,439	$(15,784)	$152,645
+ Restructuring expenses and asset impairments	3,147	580	634	657	5,018	1,949	2,723	441	1,849	6,962
Adjusted EBITDA	$69,435	$67,282	$44,404	$(13,923)	$167,198	$69,348	$61,314	$42,880	$(13,935)	$159,607

Adjusted EBITDA margin	30.2%	28.5%	29.5%	n/m	27.2%	30.5%	27.0%	28.2%	n/m	26.3%

	For the Year Ended December 31,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA(1)	$261,804	$248,161	$159,008	$(70,392)	$598,581	$306,933	$237,480	$178,820	$(69,113)	$654,120
+ Restructuring expenses and asset impairments	5,580	2,742	2,524	930	11,776	2,879	14,249	1,364	2,552	21,044
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	3,340	—	—	3,340
+ Loss on early debt redemption	—	—	—	8,421	8,421	—	—	—	—	—
Adjusted EBITDA	$271,491	$250,903	$161,532	$(61,041)	$622,885	$309,812	$255,069	$180,184	$(66,561)	$678,504

Adjusted EBITDA margin	30.3%	28.0%	28.7%	n/m	26.5%	32.4%	27.9%	28.7%	n/m	27.2%

(1) EBITDA, a non-GAAP financial measure, is reconciled to net income, its most directly comparable GAAP financial measure, immediately above in Table 5.

Table 7: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (in thousands)

	For the Quarter Ended			For the Year Ended December 31,
	December 31,		September 30,
	2020	2019	2020	2020	2019
Cash flow from operating activities	$161,374	$151,160	$153,686	$569,273	$528,062
- Capital expenditures	12,107	14,139	18,353	51,545	50,912
Free cash flow	$149,267	$137,021	$135,333	$517,728	$477,150

Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Thursday, February 4, 2021 at 9:30 a.m. CT. Chief Executive Officer and President Eric Ashleman and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13712088.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s expected organic sales growth, the expected timing and anticipated benefits of the Company’s acquisition of Abel Pumps, L.P. and certain of its affiliates, and the anticipated continuing effects of the coronavirus pandemic, including with respect to the Company's sales, improvements in the Company’s end markets, facility closures, supply chains and access to capital, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: the duration of the coronavirus pandemic and the continuing effects of the coronavirus pandemic on our ability to operate our business and facilities, on our customers, on supply chains and on the U.S. and global economy generally; economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs it typically maintains; the Company's ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company's subsequent quarterly reports filed with the SEC as well as the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global $2+ billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except for per share amounts)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net sales	$614,822	$605,997	$2,351,646	$2,494,573
Cost of sales	345,654	339,112	1,324,222	1,369,539
Gross profit	269,168	266,885	1,027,424	1,125,034
Selling, general and administrative expenses	125,185	125,750	494,935	524,987
Restructuring expenses and asset impairments	5,018	6,962	11,776	21,044
Operating income	138,965	134,173	520,713	579,003
Other (income) expense - net	(1,694)	1,058	5,627	1,759
Interest expense	10,788	11,079	44,746	44,341
Income before income taxes	129,871	122,036	470,340	532,903
Provision for income taxes	28,803	25,186	92,562	107,382
Net income	$101,068	$96,850	$377,778	$425,521

Earnings per Common Share:
Basic earnings per common share	$1.33	$1.28	$4.98	$5.62
Diluted earnings per common share	$1.32	$1.26	$4.94	$5.56

Share Data:
Basic weighted average common shares outstanding	75,817	75,779	75,741	75,594
Diluted weighted average common shares outstanding	76,367	76,570	76,400	76,454

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,025,851	$632,581
Receivables - net	293,146	298,186
Inventories	289,910	293,467
Other current assets	48,324	37,211
Total current assets	1,657,231	1,261,445
Property, plant and equipment - net	298,273	280,316
Goodwill and intangible assets	2,311,137	2,167,776
Other noncurrent assets	147,757	104,375
Total assets	$4,414,398	$3,813,912

Liabilities and equity
Current liabilities
Trade accounts payable	$151,993	$138,463
Accrued expenses	208,828	180,290
Short-term borrowings	88	388
Dividends payable	38,149	38,736
Total current liabilities	399,058	357,877
Long-term borrowings	1,044,354	848,864
Other noncurrent liabilities	430,660	343,942
Total liabilities	1,874,072	1,550,683
Shareholders' equity	2,540,203	2,263,229
Noncontrolling interest	123	—
Total equity	2,540,326	2,263,229
Total liabilities and equity	$4,414,398	$3,813,912

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$377,778	$425,521
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sale of fixed assets - net	(868)	156
Asset impairments	3,087	10,155
Depreciation and amortization	41,651	39,543
Amortization of intangible assets	41,844	37,333
Amortization of debt issuance expenses	1,716	1,355
Share-based compensation expense	19,375	27,669
Deferred income taxes	11,038	6,625
Non-cash interest expense associated with forward starting swaps	6,021	6,327
Changes in (net of the effect from acquisitions):
Receivables	20,873	22,338
Inventories	36,523	(3,322)
Other current assets	(10,276)	(2,361)
Trade accounts payable	2,702	(9,115)
Deferred revenue	38,967	8,680
Accrued expenses	(15,326)	(46,664)
Other - net	(5,832)	3,822
Net cash flows provided by operating activities	569,273	528,062
Cash flows from investing activities
Purchases of property, plant and equipment	(51,545)	(50,912)
Acquisition of businesses, net of cash acquired	(123,133)	(87,180)
Contributions received from joint venture partner	120	—
Proceeds from disposal of fixed assets	2,287	962
Other - net	(306)	115
Net cash flows used in investing activities	(172,577)	(137,015)
Cash flows from financing activities
Borrowings under revolving credit facilities	150,000	—
Proceeds from issuance of 3.0% Senior Notes	499,100	—
Payment of 4.5% Senior Notes	(300,000)	—
Payments under revolving credit facilities	(150,000)	—
Payments under other long term borrowings	(396)	(50,057)
Payment of make-whole redemption premium	(6,756)	—
Debt issuance costs	(4,749)	—
Dividends paid	(151,838)	(147,208)
Proceeds from stock option exercises	44,587	38,809
Repurchases of common stock	(110,342)	(54,668)
Shares surrendered for tax withholding	(12,208)	(12,596)
Other - net	—	(1,865)
Net cash flows used in financing activities	(42,602)	(227,585)
Effect of exchange rate changes on cash and cash equivalents	39,176	2,712
Net increase in cash	393,270	166,174
Cash and cash equivalents at beginning of year	632,581	466,407
Cash and cash equivalents at end of period	$1,025,851	$632,581

IDEX CORPORATION
Company and Segment Financial Information - Reported
(dollars in thousands)
(unaudited)

	For the Quarter Ended December 31, (a)		For the Year Ended December 31, (a)
	2020	2019	2020	2019
Fluid & Metering Technologies
Net sales	$229,584	$227,456	$896,304	$957,028
Operating income (b)	58,900	61,763	235,011	285,256
Operating margin	25.7%	27.2%	26.2%	29.8%
EBITDA(c)	$66,288	$67,399	$261,804	$306,933
EBITDA margin(c)	28.9%	29.6%	29.2%	32.1%
Depreciation and amortization	$6,569	$5,499	$25,939	$22,152
Capital expenditures	3,150	7,078	11,924	17,285

Health & Science Technologies
Net sales	$235,857	$227,293	$895,962	$914,446
Operating income (b)	55,794	49,113	206,356	200,200
Operating margin	23.7%	21.6%	23.0%	21.9%
EBITDA(c)	$66,702	$58,591	$248,161	$237,480
EBITDA margin(c)	28.3%	25.8%	27.7%	26.0%
Depreciation and amortization	$10,972	$10,283	$41,778	$39,721
Capital expenditures	6,784	5,800	27,626	22,001

Fire & Safety/Diversified Products
Net sales	$150,555	$152,025	$562,851	$626,770
Operating income (b)	40,214	39,349	144,191	165,258
Operating margin	26.7%	25.9%	25.6%	26.4%
EBITDA(c)	$43,770	$42,439	$159,008	$178,820
EBITDA margin(c)	29.1%	27.9%	28.3%	28.5%
Depreciation and amortization	$3,807	$3,588	$15,216	$14,333
Capital expenditures	2,379	1,067	8,913	9,811

Corporate Office and Eliminations
Intersegment sales eliminations	$(1,174)	$(777)	$(3,471)	$(3,671)
Operating income (b)	(15,943)	(16,052)	(64,845)	(71,711)
EBITDA(c)	(14,580)	(15,784)	(70,392)	(69,113)
Depreciation and amortization (d)	173	160	562	670
Capital expenditures	(206)	194	3,082	1,815

Company
Net sales	$614,822	$605,997	$2,351,646	$2,494,573
Operating income	138,965	134,173	520,713	579,003
Operating margin	22.6%	22.1%	22.1%	23.2%
EBITDA(c)	$162,180	$152,645	$598,581	$654,120
EBITDA margin(c)	26.4%	25.2%	25.5%	26.2%
Depreciation and amortization (d)	$21,521	$19,530	$83,495	$76,876
Capital expenditures	12,107	14,139	51,545	50,912

IDEX CORPORATION
Company and Segment Financial Information - Adjusted
(dollars in thousands)
(unaudited)

		For the Quarter Ended December 31, (a)		For the Year Ended December 31, (a)
		2020	2019	2020	2019
	Fluid & Metering Technologies
	Net sales	$229,584	$227,456	$896,304	$957,028
	Adjusted operating income (b)(c)	62,047	63,712	244,698	288,135
	Adjusted operating margin(c)	27.0%	28.0%	27.3%	30.1%
	Adjusted EBITDA(c)	$69,435	$69,348	$271,491	$309,812
	Adjusted EBITDA margin(c)	30.2%	30.5%	30.3%	32.4%
	Depreciation and amortization	$6,569	$5,499	$25,939	$22,152
	Capital expenditures	3,150	7,078	11,924	17,285

	Health & Science Technologies
	Net sales	$235,857	$227,293	$895,962	$914,446
	Adjusted operating income (b)(c)	56,374	51,836	209,098	217,789
	Adjusted operating margin(c)	23.9%	22.8%	23.3%	23.8%
	Adjusted EBITDA(c)	$67,282	$61,314	$250,903	$255,069
	Adjusted EBITDA margin(c)	28.5%	27.0%	28.0%	27.9%
	Depreciation and amortization	$10,972	$10,283	$41,778	$39,721
	Capital expenditures	6,784	5,800	27,626	22,001

	Fire & Safety/Diversified Products
	Net sales	$150,555	$152,025	$562,851	$626,770
	Adjusted operating income (b)(c)	40,848	39,790	146,715	166,622
	Adjusted operating margin(c)	27.1%	26.2%	26.1%	26.6%
	Adjusted EBITDA(c)	$44,404	$42,880	$161,532	$180,184
	Adjusted EBITDA margin(c)	29.5%	28.2%	28.7%	28.7%
	Depreciation and amortization	$3,807	$3,588	$15,216	$14,333
	Capital expenditures	2,379	1,067	8,913	9,811

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(1,174)	$(777)	$(3,471)	$(3,671)
	Adjusted operating income (b)(c)	(15,286)	(14,203)	(63,915)	(69,159)
	Adjusted EBITDA(c)	(13,923)	(13,935)	(61,041)	(66,561)
	Depreciation and amortization(d)	173	160	562	670
	Capital expenditures	(206)	194	3,082	1,815

	Company
	Net sales	$614,822	$605,997	$2,351,646	$2,494,573
	Adjusted operating income(c)	143,983	141,135	536,596	603,387
	Adjusted operating margin(c)	23.4%	23.3%	22.8%	24.2%
	Adjusted EBITDA(c)	$167,198	$159,607	$622,885	$678,504
	Adjusted EBITDA margin(c)	27.2%	26.3%	26.5%	27.2%
	Depreciation and amortization (d)	$21,521	$19,530	$83,495	$76,876
	Capital expenditures	12,107	14,139	51,545	50,912

(a)	Three and twelve month data includes the results of the Flow MD acquisition (February 2020) in the Fluid & Metering Technologies segment and the Velcora acquisition (July 2019) in the Health & Science Technologies segment.
(b)	Segment operating income excludes unallocated corporate operating expenses which are included in Corporate Office and Eliminations.
(c)
These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the reconciliation tables above.

(d)	Depreciation and amortization excludes amortization of debt issuance costs.